Exhibit 10.10

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on May 22, 2017 by and among:

1.	Futu Holdings Limited (富途控股有限公司), an exempted limited liability company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”);

2.	Futu Securities International (Hong Kong) Limited (富途证券国际（香港）有限公司), a company incorporated under the Laws of Hong Kong (“Futu Int’l HK”);

3.	Futu Securities (Hong Kong) Limited (富途证券（香港）有限公司), a company incorporated under the Laws of Hong Kong (“Futu New HK”);

4.	Futu Network Technology Limited (富途網絡科技有限公司), a company incorporated under the Laws of Hong Kong (“Futu Network”);

5.	Shenzhen Futu Internet Technology Co., Ltd. (深圳市富途网络科技有限公司), a company duly incorporated and validly existing under the Laws of the PRC (“Futu SZ”);

6.	Beijing Futu Internet Technology Co., Ltd. (北京市富途网络科技有限公司), a company duly incorporated and validly existing under the Laws of the PRC (“Futu BJ”);

7.	Futu Internet Technology (Shenzhen) Co., Ltd. (富途网络科技（深圳）有限公司), a company duly incorporated and validly existing under the Laws of the PRC (“Futu Internet SZ”);

8.	Shenzhen Shidai Futu Consulting Limited (深圳市时代富途咨询有限公司), a company duly incorporated and validly existing under the Laws of the PRC (“Shidai Consulting”);

9.	Shenzhen Qianhai Fuzhitu Investment Consulting Limited (深圳市前海富之途投资咨询有限公司), a company duly incorporated and validly existing under the Laws of the PRC (“Qianhai Consulting”);

10.	Shen Si Internet Technology (Beijing) Co., Ltd. (慎思网络技术（北京）有限公司) a wholly foreign owned enterprise duly incorporated under the Laws of the PRC (the “WFOE”);

11.	Futu Inc., a corporation incorporated under the laws of the State of Delaware, United States (“Futu US”);

12.	Futu NZ Limited, a company incorporated under the laws of New Zealand (“Futu NZ”);

13.	Each of the individuals listed in Schedule I attached hereto (each such individual, a “Principal” and, collectively, the “Principals”);

14.	Qiantang River Investment Limited, a company incorporated under the Laws of the British Virgin Islands (“Qiantang River”);

15.	Image Frame Investment (HK) Limited 意像架構投資(香港)有限公司 , a company incorporated under the Laws of Hong Kong (“Image Frame”, and together with Qiantang River, “Tencent”);

16.	Matrix Partners China III Hong Kong Limited, a company incorporated under the Laws of Hong Kong (“Matrix”);

17.	SCC Venture VI Holdco, Ltd., a company incorporated under the Laws of the Cayman Islands (“SCC”); and

18.	Sequoia Capital CV IV Holdco, Ltd., a company incorporated under the Laws of the Cayman Islands (“Sequoia Holdco”, and together with SCC, “Sequoia”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”. Tencent, Matrix and Sequoia are collectively referred to as the “Investors” and each an “Investor”.

RECITALS

A.

The Company owns 100% of the equity interests in each of Futu New HK, Futu Int’l Hong Kong, Futu Network, Futu US and Futu NZ. Futu New HK holds 100% of the equity interests of the WFOE and Futu Internet SZ. The equity interests in Futu SZ are held by LI Hua (defined below) and the Existing SZ Shareholders (defined below), and the WFOE controls Futu SZ through the Control Documents (defined below). Futu SZ owns 100% of the equity interests of Futu BJ. Futu Int’l HK owns 100% of the equity interests in Shidai Consulting and Qianhai Consulting.

B.

The Group (defined below) is engaged in the business of securities brokerage and related services (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

C.

The Investors wish to invest in the Company by subscribing for 128,844,812 Series C Preferred Shares and 12,225,282 Series C-1 Preferred Shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

D.

The Company wishes to issue and allot a total of 128,844,812 Series C Preferred Shares and 12,225,282 Series C-1 Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

E.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.    Definitions.

1.1	The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (i) any shareholder of such Investor, (ii) any of such shareholder’s or such Investor’s current or retired general partners or limited partners, (iii) the fund manager managing such shareholder or such Investor (and general partners, limited partners, officers, and directors thereof) and other funds managed by such fund manager, (iv) any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person, and (iv) trusts Controlled by or for the benefit of any such Person referred to in (i), (ii), (iii), or (iv). Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Control Documents, each as defined herein, and any other agreements that the Parties may enter into in connection with this Agreement.

“Applicable Jurisdiction” means any jurisdiction which Laws any Group Company or Principal is subject to or may be bound by, including but not limited to the PRC, Hong Kong, United States, and New Zealand.

“Applicable Rate” means the average exchange rate calculated based on the average daily exchange rate between any two currencies (as determined by reference to the rates reported by the People’s Bank of China) that prevailed during the five (5) days’ period immediately preceding the date on which reference to the relevant currencies is made.

“Associate” means, with respect to any Person, (i) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the PRC or Hong Kong.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 ) issued by SAFE on July 4, 2014, including any of its applicable implementing rules or regulations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Competitive Business Activity” means (i) engaging in, or managing or directing persons primarily engaged in the business in competition with that of the Business; (ii) acquiring or having an ownership interest in any business primarily engaged in the business in competition with that of the Business; or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business primarily engaged in the business in competition with that of the Business. Notwithstanding the foregoing provision, a passive investment in less than two percent (2%) of the issued and outstanding shares of a publicly traded company engaged in the business in competition with the Business shall not be deemed as a Competitive Business Activity.

“Consent” means any consent, approval, order, authorization or registration, release, waiver, permit, qualification, designation, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Consultant” means any person whom a Group Company is authorized under applicable Laws to treat as an independent contractor.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the documents through which Futu SZ is Controlled by the WFOE and Futu SZ’s financial results can be fully consolidated into the Company in accordance with the Accounting Standards, including, among others: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between Futu SZ and the WFOE, (ii) Exclusive Option Agreement (独家购买权协议) entered into by and among Futu SZ, the WFOE, and each of the shareholders of Futu SZ, (iii) Proxy Agreement (股东表决权委托协议) entered into by and among Futu SZ, the WFOE, and each of the shareholders of Futu SZ, (iv) Equity Pledge Agreement, and (v) any such other documents as reasonably agreed to between the Company and the Investors in order for the WFOE to effectively Control Futu SZ and the Company to fully consolidate the financial results of Futu SZ.

“Conversion Shares” means the Ordinary Shares issuable upon conversion of any Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred shares or Series C-1 Preferred Shares.

“CSRC” means the China Securities Regulatory Commission.

“Deed of Charge” means that Deed of Charge over shares in the Company granted by Li Hua in favor of Qiantang River dated on or around May 8, 2015.

“DSB” means Dah Sing Bank, Limited.

“DS Facilities” means the banking facilities entered into between Futu Int’l HK and DSB on September 21, 2016.

“Equity Pledge Agreement” means the Equity Pledge Agreement (股权质押合同) entered into by and among Futu SZ, the WFOE and each of the shareholders of Futu SZ (including each of the Investor Designees).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Existing SZ Shareholders” means the existing shareholders (excluding Li Hua) of Futu SZ as of the date of the execution of this Agreement, consisting of LI Lei (李镭), FENG Lei (冯磊), JIA Yan (贾岩), XIANG Wenbin (香文斌), ZHAO Dan (赵丹), ZHU Daxin (朱达欣), WANG Wenhai (王闻海), LIU Huajing (刘化静) and QIU Yuepeng (邱跃鹏).

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong, United States of America, New Zealand or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, Futu Int’l HK, Futu New HK, Futu Network, Futu US, Futu NZ, Futu SZ, Futu BJ, Futu Internet SZ, Shidai Consulting, Qianhai Consulting and WFOE, together with each Subsidiary of any of the foregoing, and “Group” or “Group Companies” refers to all of the Group Companies collectively.

“ICP License” means a value-added telecommunications service license (增值电信业务经营许可证) issued to Futu SZ by a competent provincial branch of the Ministry of Industry and Information Technology of PRC, covering transaction processing (交易处理) and internet information services (互联网信息服务).

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor Designee” means the PRC-domestic Person designated by a Subscribing Investor;

“Key Employees” means all (i) employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, any other managers reporting directly to any Group Company’s board of directors, president or chief executive officer, (ii) any other employee with the title of “vice president” or higher, and (iii) each of the Group Companies’ Licensed Representatives and Responsible Officers. The names of the current Key Employees are listed in Schedule III hereto.

“Knowledge” means, with respect to the Warrantors, the actual knowledge of any of the Principals, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Licensed Representative” means an individual who is granted a licence under section 120 or 121 of the Securities and Futures Ordinance.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Li Hua” means LI Hua (李华), an individual with PRC ID card number    .

“Loan Agreement” means that Loan Agreement entered into between Qiantang River and the Company dated August 10, 2015, pursuant to which Qiantang River offered the Company a credit line of up to HK$200 million.

“Majority Preferred Holders” means the holders of more than 50% of the voting power of the outstanding Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and on an as-converted basis).

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of a Group Company, individually or taken as a whole, (ii) material impairment of the ability of any Party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investors).

“Memorandum and Articles” means the third amended and restated memorandum of association of the Company and the third amended and restated articles of association of the Company attached hereto as Exhibits B-1 and Exhibit B-2, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investor (《关于外国投资者并购境内企业的规定》) jointly issued by MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006, and updated by MOFCOM on June 22, 2009.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00001 per share.

“Outstanding Credit Line” means the (i) indebtedness of HK$30 million of the outstanding principal amount (plus any accrued but unpaid interest therein) pursuant to the Secured Convertible Note, and (ii) HK$150 million of the outstanding principal amount (plus any accrued but unpaid interest therein) under the Loan Agreement.

“Permitted Liens” means (i) the Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) the Liens incurred in the ordinary course of business, which (a) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (b) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, and the Series C-1 Preferred Shares.

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (iii) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, officer, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Responsible Officer” means an individual who is approved by the SFC under section 126(1) of the Securities and Futures Ordinance as a responsible officer of the Company,

“Right of First Refusal and Co-Sale Agreement” means the second amended and restated right of first refusal and co-sale agreement to be entered into by and among the Investors and Li Hua on or prior to the Closing, which shall be in the form attached hereto as Exhibit A.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Secured Convertible Note” means that Secured Convertible Note in the principal amount of HK$30 million, entered into between Qiantang River and the Company dated on or around May 8, 2015, as amended on June 17, 2016.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B SPA” means that Share Purchase Agreement dated May 27, 2015 entered into between certain of the Group Companies, Qiantang River, Matrix and Sequoia Holdco.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“SFC” means the Securities and Futures Commission of Hong Kong.

“SFO” means the Securities and Futures Ordinance of Hong Kong, as amended from time to time.

“Shareholders Agreement” means the second amended and restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit C.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. With respect to the Company, its Subsidiaries shall include Futu Int’l HK, Futu New HK, Futu Network, Futu US, Futu NZ, Futu SZ, Futu BJ, Futu Internet SZ, Shidai Consulting, Qianhai Consulting, and the WFOE.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tencent Investor Director” means the Board member designated by Tencent and his/her respective successors designated by Tencent in accordance with the Charter Documents of the Company.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. Person” has the meaning ascribed to such term in Regulation S promulgated by the SEC under the U.S. Securities Act of 1933.

“Warrantors” means, collectively, the Group Companies and the Principals.

1.2    Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Business	Recitals
Closing	Section 2.2(ii)
Company	Preamble
Company IP	Section 3.19(i)
Compliance Laws	Section 3.16(i)
Disclosure Schedule	Section 3
Dispute	Section 8.4
ESOP	Section 3.2(i)
Financial Statement	Section 3.11
Futu BJ	Preamble
Futu Int’l HK	Preamble
Futu Internet SZ	Preamble
Futu Network	Preamble
Futu New HK	Preamble
Futu NZ	Preamble
Futu SZ	Preamble
Futu US	Preamble
HKEx	Section 3.8(ii)
HKIAC	Section 8.4
Image Frame	Preamble
Indemnifying Parties	Section 7.5
Indemnitee	Section 7.5
Investment Amount	Section 2.1
Investor/Investors	Preamble
Lease	Section 3.17(ii)
Licenses	Section 3.19(v)
Material Contracts	Section 3.15(i)
Matrix	Preamble
Onshore Subscription Request	Schedule VI
Other Businesses	Section 3.25
Party/Parties	Preamble
Principal/Principals	Preamble
Proceeds	Section 2.3
Qianhai Consulting	Preamble
Qiantang River	Preamble
Representatives	Section 3.16(i)
Required Consents	Section 3.8(ii)
SCC	Preamble
SEC	Section 4.3
Sequoia Holdco	Preamble
Shidai Consulting	Preamble
Statement Date	Section 3.11
Subscribing Investors	Schedule VI
Subscription Price	Section 2.1
Tencent	Preamble
Terminating Party	Section 8.5
WFOE	Preamble

1.3    Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (xvi) all references to dollars or to “US$” are to the currency of the United States of America, all references to “RMB” are to the currency of the PRC and all references to “HKD” or “HK$” are to the currency of Hong Kong (and each shall be deemed to include reference to the equivalent amount in other currencies calculated in accordance with the Applicable Rate), (xvii) references to “Qiantang River” and “Image Frame” shall include any of their respective assignees, and (xviii) references to “Tencent” shall mean collectively Qiantang River and Image Frame (and any of their respective assignees), and for the purpose of calculating any voting rights or shareholding of Tencent, such voting rights or shareholding shall be a reference to the voting rights or shareholding of Qiantang River and Image Frame (and any of their respective assignees) taken in aggregate.

2.    Subscription and Issuance of the Series C and C-1 Preferred Shares.

2.1    Issuance of the Series C and C-1 Preferred Shares. Subject to the terms and conditions of this Agreement, each Investor agrees to subscribe from the Company, and the Company agrees to issue and allot to such Investor, that number of the Series C Preferred Shares or Series C-1 Preferred Shares (as applicable) as indicated opposite such Investor’s name in the second column of Schedule A attached hereto, for an aggregate consideration as set forth opposite such Investor’s name in the third column of Schedule A attached hereto. In connection with the Outstanding Credit Line which forms part of the consideration for the Series C Preferred Shares to be issued, Qiantang River hereby directs, and the Company agrees to comply with such direction, the Company to allot Series C Preferred Shares to Image Frame as its designee.

2.2    Closing.

(i)

The consummation of the issuance and allotment of the Series C Preferred Shares and Series C-1 Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures on a date specified by the Parties as soon as practical after satisfaction or otherwise waiver of the conditions as set forth in Section 5 and Section 6 (but in any event within ten (10) Business Days thereafter, except for the conditions to be satisfied at the Closing), or at such other time and place as the Company and Tencent shall mutually agree in writing.

(ii)

At the Closing: (a) each relevant Investor shall pay the purchase price indicated opposite its name in the third column of Schedule A attached hereto, to the extent such purchase price is expressed as a payment in cash, by wire transfer of United States dollars in immediately available funds or by other payment methods mutually agreed to by the Company; and (b) the Company shall deliver to such Investor (1) a share certificate representing the Shares that the Investor is purchasing at the Closing; and (2) an updated copy of the Company’s register of members certified as a true, complete and accurate copy by the registered office of the Company and which register complies with the requirements of the Companies Law (2016 Revision) of the Cayman Islands evidencing the Investor’s ownership of such Series C Preferred Shares or Series C-1 Preferred Shares (as applicable) against payment of the relevant consideration therefor at the Closing.

2.3    Use of Proceeds. The Company shall use the proceeds from the issuance and allotment of the Series C Preferred Shares and Series C-1 Preferred Shares (the “Proceeds”) for purpose of business expansion, capital expenditures and general working capital needs of the Group Companies in accordance with the annual consolidated budget of the Company approved by the Investors. Unless approved by Majority Preferred Holders, proceeds from the issuance of Series C Preferred Shares or Series C-1 Preferred Shares shall not be used to repurchase, redeem, or cancel any junior securities or to make any payments to any Affiliates, or for the repayment of any indebtedness except as set forth in the preceding sentence.

3.    Representations and Warranties of the Warrantors. Except as set forth in the Disclosure Schedule, the Warrantors hereby jointly and severally represent and warrant to and undertake with the Investors that each of the matters set out in this Section 3 is as of the date hereof and as of the Closing, true and correct. Each of the Warrantors undertakes to notify the Investors, in writing as soon as practicable of any matter or event which becomes known to it prior to the Closing which may render any warranty to be or to have been untrue or inaccurate. Subject to such exceptions as specifically set forth in the disclosure schedule attached hereof as Schedule IV and to be updated, if necessary, by the Warrantors at the Closing (the “Disclosure Schedule”), each of the Warrantors jointly and severally represents and warrants to the Investors that:

3.1    Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Authorities (a true and complete copy of which has been delivered to the Investors), and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

3.2    Capitalization and Voting Rights.

(i)    Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$50,000.00 divided into 5,000,000,000 shares consisting of (a) a total of 4,622,068,906 authorized Ordinary Shares, 403,750,000 of which are issued and outstanding, and, as of the Closing, 135,032,132 of which shall be reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the ESOP, which shall represent 14.73% of the fully diluted capital of the Company on an as-converted basis immediately after the Closing; (b) a total of 125,000,000 authorized Series A Preferred Shares, all of which are issued and outstanding; (c) a total of 23,437,500 authorized Series A-1 Preferred Shares, all of which are issued and outstanding; (d) a total of 88,423,500 authorized Series B Preferred Shares, all of which are issued and outstanding; (e) a total of 128,844,812 authorized Series C Preferred Shares, none of which are issued and outstanding; and (f) a total of 12,225,282 authorized Series C-1 Preferred Shares, none of which are issued and outstanding. Section 3.2(i) of the Disclosure Schedule set forth the capitalization table of the Company as of (i) the date of this Agreement, (ii) immediately prior to the Closing, and (iii) immediately after the Closing, in each case reflecting all the then outstanding and authorized Equity Securities of the Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

(ii)    Other Group Companies. As of the date of this Agreement, and immediately prior to and following the Closing, the registered capital, issued capital, and authorized capital (as applicable) of each other Group Company is set forth opposite its name on Section 3.2(ii) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(iii)    No Other Securities. Except for (a) the conversion privileges of the Preferred Shares, and (b) certain rights provided in the Memorandum and Articles, the Shareholders Agreement, and the Right of First Refusal and Co-Sale Agreement, (A) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company, other than the shares issued or reserved pursuant to this Agreement; (B) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (C) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(iv)    Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(v)    Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(i) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Laws.

3.3    Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing the Group Companies, and indicating the ownership and Control relationships among all the Group Companies, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company was formed solely to acquire and hold the equity interests in Futu Int’l HK, Futu New HK and Futu Network. Futu New HK was formed solely to acquire and hold the equity interests in the WFOE. Neither the Company nor Futu New HK nor the WFOE has engaged in any other business and has not incurred any Liability since its formation, except for the liabilities as disclosed in the Disclosure Schedule, incorporation costs and associated legal expenses. Futu SZ and Futu BJ are engaged in the Business and have no other business. Shidai Consulting and Qianhai Consulting have not engaged in and are not engaging in any business.

3.4    Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All the action on the part of each party to the Transaction Documents (other than the Investors) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all the obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), allotment and delivery of the Preferred Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Investors) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5    Valid Issuance of Preferred Shares. The Series C Preferred Shares and Series C-1 Preferred Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Series C Preferred Shares, the Series C-1 Preferred Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6    Consents; No Conflicts. All the Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

3.7    Offering. Subject in part to the accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer and issuance of the Series C Preferred Shares and Series C-1 Preferred Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8    Compliance with Laws; Consents.

(i)    Except for as described in Section 3.8(i) of the Disclosure Schedule, each Group Company and each of their Responsible Officers and Licensed Representatives is, and has been, in compliance in all material respects with all applicable Laws, including, without limitation, all Laws relating to: securities trading and brokerage services in Hong Kong, PRC, the United States, and New Zealand, (ii) paid services offered online or on mobile apps, (iii) the control of foreign exchange, (iv) the safeguard of privacy and personal data, (v) employment and social insurance, (vi) Tax and (iv) accounting. Without limiting the foregoing, each Group Company which is engaged in the securities brokerage business does not conduct such business in the United States or with U.S. Persons, except as permitted under SEC Rule 15a-6 promulgated under the U.S. Securities Exchange Act of 1934 (“Rule 15a-6”). No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company or any of their Responsible Officers or Licensed Representatives of, or a failure on the part of such entity or person to comply with, any applicable Laws in any material respect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies or any of their Responsible Officers or Licensed Representatives has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Warrantors, no Group Company or any of their Responsible Officers or Licensed Representatives is under investigation with respect to a material violation of any Law. For the avoidance of doubt, the foregoing representation also applies to the Group Companies’ compliance with applicable Laws with respect to privacy protection in connection with their operation of business, including but not limited to, their direct or indirect collection, deposit, exchange, distribution and employment of personal information or participation therein.

(ii)    All the Consents from or with the relevant stock exchange (including The Stock Exchange of Hong Kong Limited (“HKEx”) or Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with the SEC, SFC, MOFCOM, SAIC, SAFE, the China Securities Regulatory Commission, any Tax bureau, and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws.

(iii)    No Required Consent contains any materially burdensome restrictions or conditions, and each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Required Consent. To the Knowledge of the Warrantors, there is no reason to believe that any Required Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.9    Tax Matters.

(i)    Except for as described in Section 3.9(i) of the Disclosure Schedule, all material Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company has been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable Laws in all material respects, and are up to date and correct in all material respects. All Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with the Accounting Standards) have been provided in the audited Financial Information. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and, to the Knowledge of each Group Company, no dispute relating to any Tax Returns with any such Tax authority is outstanding or threatened. Each Group Company has timely paid all material Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all material Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(ii)    No audit of any Tax Return of each Group Company and, to the Knowledge of each Group Company, no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress and no Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(iii)    No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iv)    The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Information (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the incorporation of the Company, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(v)    No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of Contract, successor liability or otherwise.

(vi)    The Group Companies have been in compliance with all applicable Laws relating to all Tax credits and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC under applicable Laws.

3.10    Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Information (as defined below) to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of the Warrantors there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

3.11    Financial Statements. The Company has provided true and complete copies of the financial statements and information of the Group Companies (the “Financial Information”) to the Investors prior to the Closing, comprised of the unaudited income statements and statements of cash flow of the Group Companies for 2014, 2015 and 2016 and the unaudited consolidated balance sheets of the Group Companies as of December 31, 2014, December 31, 2015 and December 31, 2016 and March 31, 2017 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and March 31, 2017, the “Statement Date”). The Financial Statements provided to the Investors (a) have been prepared in accordance with the books and records of the Group Companies, (b) have been prepared in accordance with the records kept under the Hong Kong Securities and Futures (Keeping of Records) Rules, (c) have satisfied the requirements of the Hong Kong Securities and Futures (Accounts and Audit) Rules; and (d) fairly present in all material respects the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Information (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. There are no material, contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company.

3.12    Changes. Since the Statement Date, the Group (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, and there has not been by or with respect to any Group Company:

(i)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice,

(ii)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)    any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(iv)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (a) any material Lien (other than Permitted Liens) or (b) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v)    any amendment to or termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(vi)    any material change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(vii)    any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii)    any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(ix)    any material change in accounting methods or practices or any revaluation of any of its assets;

(x)    except in the ordinary course of business consistent with its past practice, entry into any agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or Consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xi)    any commencement or settlement of any material Action;

(xii)    any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xiii)    any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(xiv)    any transaction with any Related Party; or

(xv)    any agreement or commitment to do any of the things described in this Section 3.12.

3.13    Actions. There is no material Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Knowledge of the Warrantors, any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no material Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct in any material respect its business as presently being conducted.

3.14    Liabilities. No Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed RMB500,000 in the aggregate. None of the Group Companies has any Indebtedness out of the ordinary course of the business that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person other than those contemplated under the Transaction Documents.

3.15    Commitments.

(i)    Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB500,000 or has an unexpired term in excess of one year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party (including another Group Company), (g) involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than RMB500,000), including without limitation, the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (m) is a Benefits Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (n) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, or (o) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(ii)    A true, fully-executed copy of each Material Contract including all the amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract) has been delivered to the Investors. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract in any material respect. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract in any material respect or that any other party thereto intends to terminate such Material Contract.

3.16    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)    Each Group Company and other Warrantor and their respective directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a)    the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b)    the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c)    the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d)    the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)    No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(iii)    No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.17    Title; Properties.

(i)    Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Financial Information, together with all assets acquired thereby since the incorporation of the Company, but excluding those that have been disposed of since the incorporation of the Company), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the business of the Group and which are shared with any other Person that is not a Group Company.

(ii)    Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.17(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.17(ii) of the Disclosure Schedule are true and complete. To the Knowledge of the Warrantors, the lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease in all material respects, including without limitation any Consent required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no material claim asserted or, to the Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted.

3.18    Related Party Transactions. Other than as set forth in Section 3.18 of the Disclosure Schedule, no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in Section 3.2(i) of the Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits). No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with, or has any interest in any Person that directly or indirectly competes with, any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

3.19    Intellectual Property Rights.

(i)    Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any known conflict with or known infringement of the rights of any other Person. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)    IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Owned IP. No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. Each Principal has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the Business. No Group Company has (i) transferred or assigned any material Company IP; (ii) authorized the joint ownership of, any material Company IP; or (iii) permitted the rights of any Group Company in any material Company IP to lapse or enter the public domain.

(iii)    Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any material Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any material Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)    Assignments and Prior IP. All material inventions and material know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. To the Knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Warrantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)    Licenses. Section 3.19(v) of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (i) agreements involving “off-the-shelf” commercially available software, and (ii) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi)    Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any material Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

3.20    Personal Data. Each Group Company has taken reasonable and appropriate steps with respect to the collection, use, processing and transfer of any customer data, including personal data, and shall, and ensure that its Affiliates, employees, agents, and subcontractors shall: (i) comply at all times with all applicable data protection and privacy Laws; (ii) comply at all times with each Group Company’s applicable privacy policy; (iii) comply with any reasonably practicable request made or direction given by the Investors in connection with any Group Company’s or its Affiliate’s obligations under any current and/or future data protection and privacy Laws; (iv) not do or permit anything to be done which might jeopardize or contravene the terms of any registration, notification, or authorization of any Governmental Authority under any data protection or privacy Laws; and (v) ensure that an adequate level of protection is provided for securing customer data at all times.

3.21    Labor and Employment Matters.

(i)    Each Group Company has entered into employment agreements with each person other than a Consultant who has or is providing services to it, and has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been since the incorporation of each Group Company, any material Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee, Responsible Officer, or Licensed Representative with any Governmental Authority or any Group Company.

(ii)    Section 3.21(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.21(ii) of the Disclosure Schedule is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.21(ii) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Except as set forth in the Disclosure Schedule, each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii)    There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv)    Schedule III enumerates each Key Employee, along with each such individual’s title and current compensation rate. Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No such individual is subject to any covenant restricting him/her from working for any Group Company. To the Knowledge of the Warrantors, no such individual is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or, to the Knowledge of the Warrantors plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

(v)    None of the Group Companies receive services from, or have entered into any contracts to receive services from, Consultants.

3.22    Insurance. No Group Company has ever obtained any insurance policy or insurance coverage.

3.23    Customers and Suppliers. None of the Group Companies has any material customer or supplier which contributes revenues or receive payments in excess of RMB750,000. To the Knowledge of the Warrantors, business partners of the Group Companies can in all material respects provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group’s Business consistent with prior practice.

3.24    Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

3.25    Historical and Other Businesses. No Group Company is subject to any outstanding obligation or any other Liability, contingent or otherwise, whether contractual, legal, or regulatory, or relating to litigation, employment, tax or otherwise, arising out of or related to (i) the photography business conducted, or the sharing of Futu SZ’s website registration or Internet Content Provider number, by one or more of the Principals, Group Companies (or their predecessors-in-interest), or Affiliates, or (ii) Shenzhen Bairensi Investment Co., Ltd. (深圳市百仁思投资有限公司) (collectively, the “Other Businesses”). No Principal or Affiliate of a Principal engages in any Competitive Business Activity.

3.26    Entire Business. No Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company.

3.27    No Brokers. Neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.28    Futu Network. Futu Network has not provided and is not providing any market data quotation services.

3.29     Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investors in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

4.    Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company at the Closing that:

4.1    Authorization. The Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All the actions on the part of the Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2    Subscribe for Own Account. The applicable Preferred Shares being subscribed by the Investor and, if applicable, the Conversion Shares thereof will be subscribed for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3    Status of the Investor. The Investor is either (i) an “accredited Investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the subscription of the applicable Preferred Shares and can bear the economic risk of its investment in the Preferred Shares.

4.4    Restricted Securities. The Investor understands that the Series C Preferred Shares, Series C-1 Preferred Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Series C Preferred Shares, Series C-1 Preferred Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.5    No Brokers. Neither the Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.    Conditions of the Investors’ Obligations at the Closing. The obligations of an Investor to consummate the applicable Closing under Article 2 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, or waiver by such Investor, of the following conditions:

5.1    Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Article 3 shall have been true and complete when made and shall be true and complete in material aspects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in material aspects as of such particular date.

5.2    Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3    Authorizations. All the Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by the Transaction Documents, including but not limited to those set out in Schedule VIII, and any other authorizations related to the lawful issuance and allotment of the Series C Preferred Shares and Series C-1 Preferred Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights shall have been duly obtained and effective as of the Closing (to the extent such transactions are not specifically stated to be post-Closing obligations of the relevant Warrantor(s)), and evidence thereof shall have been delivered to the Investors.

5.4    Proceedings and Documents. All the corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation all corporate, legal, and management approvals of each of the Parties, and written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in the form and substance satisfactory to the Investors, and remain in full force as of the Closing, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5    Memorandum and Articles. The Memorandum and Articles, in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company and will be duly filed with the appropriate authority(ies) of the Cayman Islands, and such adoption shall have become effective on or prior to the Closing with no alteration or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to the Investors. The Charter Documents of each of the other Group Companies shall be in the form and substance reasonably satisfactory to the Investors.

5.6    Due Diligence. The Investors shall have completed its business, legal, and financial due diligence investigations on each Group Company, and the results of the due diligence investigation shall be satisfactory to the Investors in its sole discretion.

5.7    Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors, shall have executed and delivered such Transaction Documents to the Investors.

5.8    Confidentiality, Non-Competition, IPR and Non-Solicitation Agreements. Each of the Key Employees shall have entered into a confidentiality, non-competition, intellectual property and inventions assignment agreement with the relevant Group Company substantially in the form and substance satisfactory to the Investor.

5.9    Employment Agreements. Each of the Key Employees shall have entered into an employment agreement with the relevant Group Company substantially in the form, and in substance, satisfactory to the Investors.

5.10    Waiver Letter from DSB. Futu Int’l HK shall have obtained a written waiver from DSB in terms of its undertaking that Li Hua’s ownership of the shares in Futu Int’l HK (directly or indirectly) will not be less than 60%.

5.11    No Material Adverse Effect. There shall have been no Material Adverse Effect since the execution date of this Agreement.

5.12    Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Article 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Memorandum and Articles and (b) copies of all resolutions approved by the shareholders and/or boards of directors of each Group Company related to the transactions contemplated hereby.

6.    Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1    Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2    Performance. The Investors shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investors on or before the Closing.

7.    Post-Closing Covenants. The Warrantors undertake to take the following actions from and after the Closing:

7.1    Business of the Group. The business of each Group Company shall be restricted to the Business, unless otherwise approved by the Majority Preferred Holders of the Company.

7.2    Operation of Business. The Warrantors shall jointly and severally procure that each Group Company operates the Business to the extent as permitted by the Laws and obtains all licenses, permits, qualifications and other Governmental Authorizations as required for the Business or other current/further business conducted or to be conducted by it in accordance with the Laws.

7.3    Most Favorable Terms. If, within one (1) year after the Closing, (i) there is a bona fide financing of the Company, (ii) the valuation of the Company in connection with such financing does not exceed US$825 million, and (iii) the Investors in such financing are granted any rights, preferences, privileges, or other terms which are new or are otherwise more favorable than those applicable or granted to the Investors under the Transaction Documents, then the Investors shall automatically have the right to enjoy such new or more favorable terms, rights, preferences, and/or privileges. The Warrantors agree that it shall take any and all actions necessary to ensure that this Section 7.3 is given its full effect.

7.4    Tax Indemnity. Each of the Warrantors shall, jointly and severally, indemnify and keep indemnified the Indemnitee (as defined below) at all times and hold them harmless against any and all Indemnifiable Losses (as defined below) resulting from, or arising out of, or due to, directly or indirectly, any claim in connection with the Tax issues which has been made against any Group Company wholly or partly in respect of or in consequence of any event of non-compliance with applicable Laws occurred prior to the Closing with respect to the Tax.

7.5    Indemnification. Each of the Warrantors (collectively “Indemnifying Parties”) hereby, jointly and severally, indemnify and hold harmless each Investor and their directors, officers, employees, affiliates, agents and assigns of such Investor (each, an “Indemnitee”; collectively, the “Indemnitees”), against any and all Indemnifiable Loss incurred by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in, breach of, or nonperformance of any of the representations, warranties, covenants or agreements made by the Warrantors in or pursuant to this Agreement, or (ii) any of the events set forth in Schedule VII (regardless of whether any such events have been identified in the Disclosure Schedule). Notwithstanding anything to the contrary: (a) the maximum aggregate monetary liability of the Warrantors to any particular Indemnitee for any indemnification under Sections 7.4 and 7.5 or under any other remedy shall in no event exceed the purchase price actually paid by such Indemnitee or its respective affiliate that is an Investor; and (b) if the Indemnifiable Loss (other than any Indemnifiable Loss relating to SAFE or SAFE Rules and Regulations) suffered by the Indemnitee is, individually or in the aggregate less than US$1,000,000, none of the Warrantors has any obligation to indemnify the Indemnitee for such Indemnifiable Loss pursuant to this Section 7.5; provided that, once such Indemnifiable Loss is equal to or more than US$1,000,000, whether individually or in the aggregate, the Warrantors shall be required to indemnify the Indemnified Party for the whole and entire amount of such Indemnifiable Loss.

7.6    Post-Closing Restructuring Plan. Each of the Warrantors shall jointly and severally procure the completion of each step of the Post-Closing Restructuring Plan set forth in Schedule VI (except for the completion of each Investor’s obligations under Step 5 thereof, as applicable) pursuant to the timeframes set forth therein and the Investors shall have received evidence thereof to their satisfaction.

7.7    No Use of Name. Without the prior written Consent of the relevant Investor, and whether or not it or any Affiliate thereof is then a shareholder of the Company, no Party hereto shall (or shall permit any Affiliate thereof to) use, publish or reproduce the name or logo of such Investor or its Affiliates or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements).

7.8    Accreditation of Trademarks and Logos. Each of the Warrantors shall jointly and severally procure that, where any third party trademark or logo is used on any website or software operated or published by any Group Company, ownership of those trademarks and/or logos by such third parties is acknowledged in a written statement on the relevant website or in the relevant software.

7.9    Termination of Loan Agreement. Each of the Warrantors shall jointly and severally procure that the Company takes all actions and executes all documents necessary or desirable to effect the termination of the Loan Agreement immediately after Closing.

7.10    Discharge of Deed of Charge. Each of the Warrantors shall jointly and severally procure that Li Hua takes all actions and executes all documents necessary or desirable to effect the discharge of the Deed of Charge.

7.11    Interest in Sub-Accounts. Within 30 days of the Closing, Futu Int’l HK shall amend its agreements with the customers such that each customer expressly consents to the interest generated in sub-accounts under its trust account arrangement with Bank of China (Hong Kong) Limited being distributed to Futu Int’l HK, and obtain each customer’s consent to the amendments above.

7.12    Registers. Within 30 days of the Closing, the Company shall provide to Tencent registers of members, registers of directors, and registers of transfer certified as true copies by each of Futu Int’l HK, Futu New HK and Futu Network’s respective duly appointed company secretary.

7.13    Personal Data Privacy Statement. Within 30 days of the Closing, Futu Int’l HK shall amend its personal data privacy statement to be in a form acceptable to Tencent, and adopt practices in compliance with the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong).

7.14    RMB Bridge Loan. Within 60 days after the Closing, Futu SZ shall repay in full the principal and interest (if any) of the loan made under the Loan Agreement dated April 29, 2015 between Shenzhen Tencent Computer System Limited (深圳市腾讯计算机系统有限公司, as lender), Futu SZ (as borrower) and Li Hua (as guarantor) in the principal amount of RMB10,000,000. Each of Futu SZ and Li Hua shall do all acts necessary or desirable to terminate such loan agreement after repayment of the loan.

8.    Miscellaneous

8.1    Further Assurances. Upon the terms and subject to the conditions herein, each of the Warrantors hereto agrees to use its reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

8.2    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors. For the avoidance of doubt, the Investors may freely assign this Agreement to any Person, including any of their Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3    Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong without regard to principles of conflict of Laws thereunder.

8.4    Dispute Resolution. Any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction (“Dispute”) shall be exclusively resolved through final and binding arbitration pursuant to this section, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible Disputes. The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of the arbitration shall be Hong Kong. The arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall be conducted in the English language, and the arbitrators shall be fluent in the English language. The award of the Tribunal shall be final and binding. Judgment on the award may be entered in any court of competent jurisdiction.

8.5    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transaction abandoned at any time prior to the Closing (i) by mutual written consent of all the Parties, or (ii) by any Party with written notice to the other Parties if the Closing does not occur on or before June 30, 2017, or (iii) in the event a Party materially breaches this Agreement, by any other Party (a “Terminating Party”) with written notice of such termination to all other Parties; provided that the right to terminate this Agreement under this Section 8.5 shall not be available to (A) any Terminating Party who is then in breach of this Agreement or (B) any Terminating Party whose failure to fulfill in any respect any of its obligations under this Agreement has been the cause of, or materially contributed to, the material breach of this Agreement by such breaching Party. If any Party breaches this Agreement before the termination of this Agreement, such Party shall not be released from its obligations arising from such breach on termination. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement.

8.6    Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule V (or at such other address as such Party may designate by five (5) Business Days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

8.7    Survival of Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive for a term of two (2) years after the consummation of the transactions contemplated hereby; provided, however, that each of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, and 3.11 shall survive indefinitely.

8.8    Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.9    Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10    Finder’s Fee. Each Investor agrees, severally and not jointly, to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.11    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

8.12    Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) Persons holding a majority of the Ordinary Shares, (iii) Persons who hold a majority of the Series C Preferred Shares and Series C-1 Preferred Shares (voting as a single class and on an as-converted basis) to be subscribed under this Agreement. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

8.13    No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.14    Exculpation and Waiver of Reliance Among Investors. Each Investor acknowledges that it is not relying upon any Person other than the Principals, the Group Companies and their officers and directors in their capacities as such, in making its investment or decision to invest in the Company or in entering into this Agreement. Specifically, each Investor stipulates that it is not relying on any other Investor or any agents, legal counsel, or other professional advisers, or on any advice, representations, or work product of any of them. Each Investor agrees that no other Investor or the respective controlling persons, members, shareholders, officers, directors, partners, employees, agents, legal counsel, or other professional advisers of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the issuance and allotment of the Series C Preferred Shares or Series C-1 Preferred Shares, or any transaction in connection with this Agreement or contemplated herein. Each Investor hereby waives any claim against, and covenants not to sue, any other Investor or the respective controlling persons, members, shareholders, officers, directors, partners, employees, agents, legal counsel, or other professional advisers of any Investor on account of any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated herein.

8.15    Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by the parties to any third party except with the prior written consent of each of the Investors and the Company; provided, however, such obligation of confidentiality shall not apply to (i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (A) a breach by that Party of this Section 8.5 or (B) a breach of a confidentiality obligation by the disclosing Party, where the breach was known to that Party; (ii) information the disclosure of which is necessary in order to comply with applicable Law, the order of any court, the requirements of a stock exchange or other governmental or regulatory authority or to obtain tax or other clearances or consents from any relevant authority; (iii) information disclosed by an Investor to a bona fide proposing purchaser of any Equity Securities of the Company; or (iv) information disclosed by the Company to its current or bona fide prospective investors or business partners, Affiliates and their respective employees, bankers, accountants or legal counsels who need to know such information, in each case only where such Persons are informed of the confidential nature of the such information and are under appropriate confidentiality obligations substantially similar to those set forth in this Section 8.5.

8.16    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.17    No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.18    Headings and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.19    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.20    Entire Agreement. This Agreement, the Transaction Documents, the binding provisions of the term sheet dated March 14, 2017 between the Company, Futu Int’l HK, Futu SZ, Li Hua and Qiantang River, together with all schedules and exhibits hereto and thereto, and any ancillary agreements between certain of the Parties in connection with the transactions contemplated under this Agreement constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

8.21    Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

8.22    Third Party Rights. Unless expressly provided to the contrary in this Agreement, a person who is not a party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

(The remainder of this page is left intentionally blank; signature page to follow)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	FUTU HOLDINGS LIMITED
(富途控股有限公司)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Director

FUTU SECURITIES INTERNATIONAL (HONG KONG) LIMITED
(富途证券国际（香港）有限公司)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Director

FUTU SECURITIES (HONG KONG) LIMITED
(富途证券（香港）有限公司)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Director

FUTU NETWORK TECHNOLOGY LIMITED
(富途網絡科技有限公司)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	SHENZHEN FUTU INTERNET TECHNOLOGY CO., LTD.
(深圳市富途网络科技有限公司)
(Seal: /s/ Shenzhen Futu Internet Technology Co., Ltd.)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Legal Representative

BEIJING FUTU INTERNET TECHNOLOGY CO., LTD.
(北京市富途网络科技有限公司)
(Seal: /s/ Beijing Futu Internet Technology Co., Ltd.)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Legal Representative

FUTU INTERNET TECHNOLOGY (SHENZHEN) CO., LTD.
(富途网络科技（深圳）有限公司)
(Seal: /s/ Futu Internet Technology (Shenzhen) Co., Ltd.)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Legal Representative

SHENZHEN SHIDAI FUTU CONSULTING LIMITED
(深圳市时代富途咨询有限公司)
(Seal: /s/ Shenzhen Shidai Futu Consulting Limited)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	SHENZHEN QIANHAI FUZHITU INVESTMENT CONSULTING LIMITED
(深圳市前海富之途投资咨询有限公司)
(Seal: /s/ Shenzhen Qianhai Fuzhitu Investment Consulting Limited)

	By:	/s/ Wu Biwei
	Name:	WU Biwei (邬必伟)
	Title:	Legal Representative

SHEN SI INTERNET TECHNOLOGY (BEIJING) CO., LTD.
(慎思网络技术（北京）有限公司)
(Seal: /s/ Shen Si Internet Technology (Beijing) Co., Ltd.)

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Legal Representative

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	FUTU INC.

	By:	/s/ Li Hua
	Name:	LI Hua (李华)
	Title:	Director

FUTU NZ LIMITED

	By:	/s/ Chan Wingkei
	Name:	Chan Wingkei
	Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:

/s/ Li Hua
LI HUA (李华)

/s/ Li Lei
LI LEI (李镭)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

QIANTANG RIVER INVESTMENT LIMITED

By:	/s/ MA Huateng
Name:	MA Huateng
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

IMAGE FRAME INVESTMENT (HK) LIMITED 意像架構投資（香港）有限公司

By:	/s/ MA Huateng
Name:	MA Huateng
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

MATRIX PARTNERS CHINA III HONG KONG LIMITED

By:	/s/ Bo Shao
Name:	Bo Shao
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

SEQUOIA CAPITAL CV IV HOLDCO, LTD.

By:	/s/ Ip Siu Wai Eva
Name:	Ip Siu Wai Eva
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

SCC VENTURE VI HOLDCO, LTD.

By:	/s/ Ip Siu Wai Eva
Name:	Ip Siu Wai Eva
Title:	Director

SCHEDULE A

INVESTOR

Investor	No. of Series C or C-1 Preferred Shares	Consideration for Series C or C-1 Preferred Shares
Image Frame	128,844,812 Series C Preferred Shares	US$91,362,437, consisting of: (i) US$67,430,230.86 in cash to be paid by Image Frame; and (ii) the Outstanding Credit Line as directed by Qiantang River, being (a) the conversion of the principal amount of US$3,854,718.74[1] (plus accrued but unpaid interest of US$313,869.152) under the Secured Convertible Note at the price per share of US$0.71 and (b) the repayment of an outstanding principal amount of US$19,273,593.72[3] (plus accrued but unpaid interest of US$490,024.524) loaned by Qiantang River to the Company pursuant to the Loan Agreement.

Matrix	7,381,311 Series C-1 Preferred Shares	US$7,613,100

SCC	4,843,971 Series C-1 Preferred Shares	US$4,996,082

[1]	Being HK$30,000,000 converted into US$ at a rate of HK$7.7827 for each US$1.
[2]	Being HK$2,442,739.73 converted into US$ at a rate of HK$7.7827 for each US$1.
[3]	Being HK$150,000,000 converted into US$ at a rate of HK$7.7827 for each US$1.
[4]	Being HK$3,813,698.63 converted into US$ at a rate of HK$7.7827 for each US$1.

SCHEDULE I

LIST OF PRINCIPALS

Name of Principals	PRC ID Card Number
LI Hua (李华)
LI Lei (李镭)

SCHEDULE II

PART A

CAPITALIZATION TABLE PRIOR TO THE CLOSING

ON A FULLY DILUTED BASIS

Name of Shareholder	Number and Class of Shares Held (or Reserved)	Percentage of Shares
Li Hua	403,750,000 Ordinary Shares	52.0536%

ESOP	135,032,132 Ordinary Shares (Reserved)	17.4091%

Qiantang River	89,285,500 Series A Preferred Shares	11.5112%
	80,357,500 Series B Preferred Shares	10.3601%

Matrix	35,714,500 Series A Preferred Shares	4.6045%
	4,870,000 Series B Preferred Shares	0.6279%

Sequoia Holdco	23,437,500 Series A-1 Preferred Shares	3.0217%
	3,196,000 Series B Preferred Shares	0.4120%

TOTAL:	775,643,132 shares, comprised of: 4,763,139,000 Ordinary Shares (of which 403,750,000 have been issued), 125,000,000 Series A Preferred Shares, 23,437,500 Series A-1 Preferred Shares, and 88,423,500 Series B Preferred Shares	100.0000%

SCHEDULE II

PART B

CAPITALIZATION TABLE AFTER THE CLOSING

ON A FULLY DILUTED BASIS

Name of Shareholder	Number and Class of Shares Held (or Reserved)	Percentage of Shares
Li Hua	403,750,000 Ordinary Shares	44.0432%

ESOP	135,032,132 Ordinary Shares (Reserved)	14.7300%

Qiantang River	89,285,500 Series A Preferred Shares	9.7397%
	80,357,500 Series B Preferred Shares	8.7658%

Image Frame	128,844,812 Series C Preferred Shares	14.0551%

Matrix	35,714,500 Series A Preferred Shares	3.8959%
	4,870,000 Series B Preferred Shares	0.5312%
	7,381,311 Series C-1 Preferred Shares	0.8052%

Sequoia Holdco	23,437,500 Series A-1 Preferred Shares	2.5567%
	3,196,000 Series B Preferred Shares	0.3486%

SCC	4,843,971 Series C-1 Preferred Shares	0.5284%

TOTAL:	916,713,226 shares, comprised of: 4,763,139,000 Ordinary Shares (of which 403,750,000 have been issued), 125,000,000 Series A Preferred Shares, 23,437,500 Series A-1 Preferred Shares, and 88,423,500 Series B Preferred Shares 128,844,812 Series C Preferred Shares, 12,225,282 Series C-1 Preferred Shares	100.0000%

SCHEDULE III

SCHEDULE IV

SCHEDULE V

ADDRESS FOR NOTICES

If to the Group Companies:

Address:     F9, Unit 3, Building C, Kexing Science Park, No.15, North Keyuan

                   Road, Nanshan District, Shenzhen

Tel:             +86-755-86636688

Fax:             +86-755-86636388

Attention:    LI Hua (李华)

If to the Principals:

Address:     F9, Unit 3, Building C, Kexing Science Park, No.15, North Keyuan

                   Road, Nanshan District, Shenzhen

Tel:             +86-755-86636688

Fax:             +86-755-86636388

Attention:    LI Hua (李华)

If to Qiantang River or Image Frame:

Address:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email:     legalnotice@tencent.com

with a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

If to Matrix:

Address:     Address: Flat 2807, 28/F, AIA Central, No.1 Connaught Road, Central,

                   Hong Kong

Tel:             (852) 3651 6220

Fax:            (852) 3651 6111

Attention:    Matrix Partners HK Management Limited

If to Sequoia Holdco or SCC:

Address:     3613, 36/F, Two Pacific Place, 88 Queensway, Hong Kong

Tel:             +852-2501-8989

Fax:            +852-2501-5249

Attention:   Kok Wai Yee

SCHEDULE VI

SCHEDULE VII

SPECIFIC INDEMNITY EVENTS

1.	Any of the following events, with respect to any Group Company or Principal:

a.

(i) any failure to take measures for avoiding the acceptance of orders placed by U.S. Persons with respect to the trading of United States securities, or otherwise being subject to broker registration requirements, (ii) effecting securities transactions in the United States or on behalf of U.S. Persons, except as permitted by Rule 15a-6, or (iii) violating any applicable United States securities Laws;

b.	any failure to comply with the applicable Laws with respect to the collection, use and safeguard of privacy and personal data in any Applicable Jurisdiction;

c.

any failure to comply with the applicable Laws with respect to (i) Tax, (ii) accounting, (iii) overtime compensation in relation to the employees of any Group Company, (iv) contributions relating to employee Social Insurance or provident funds, (v) leasing of premises, or (vi) Intellectual Property, or analogous requirements under applicable Laws in any Applicable Jurisdiction.

d.	any use, display and/or distribution of stock market data owned by HKEx, without obtaining any license or authorization from HKEx;

e.

any hiring of unlicensed employees for soliciting the Business, solicitation of or conducting the Business in any Applicable Jurisdiction, or otherwise failing to comply with the SFO or other applicable Hong Kong Laws in connection with the conduct of the Business;

f.	any solicitation of or executing the Business in the PRC without obtaining any required license or otherwise failing to comply with applicable CSRC, MOFCOM, AIC Laws or regulations;

g.	any display or use of third party trademark or logos, without obtaining appropriate third party consents;

h.	any sharing of the website registration or Internet Content Provider numbers with any other Group Company or a third party;

i.	any failure to register Futu SZ’s offices at locations other than its registered address with an SAIC’s competent local branch;

j.	any non-compliance of Circular 37 or any other SAFE Rules and Regulations with respect to SAFE registration, offshore investments, or cross-border fund flows;

k.	any non-compliance with any Laws or regulations of any Applicable Jurisdiction relating to foreign exchange control;

l.

any investigation or proceedings by the SFC in connection with the conduct of the Business by any Group Company, including in connection with any complaints relating to the Business as disclosed in Section 3.8(i) of the Disclosure Schedule;

m.

any failure to comply with any applicable Laws in any Applicable Jurisdiction, including without limitation, any Laws relating to securities investment consultancy services, and security trading and brokerage services; or

n.	any failure to comply with Series B transaction documents.

2.

Any failure by any Group Company or their respective employees to obtain, or conduct the Business in compliance with, all of the Required Consents and other licenses, approvals, and consents for conducting the Business on websites and mobile apps in any Applicable Jurisdiction, including but not limited to following (to the extent applicable):

a.	the VAT Licenses;

b.	a specific record-filing with a competent provincial branch of the Ministry of Industry and Information Technology of PRC, for running a bulletin board system (BBS);

c.	an internet news and information services license (互联网新闻信息服务许可证) issued by a competent provincial branch of the State Council Information Office (国务院新闻办公室);

d.	an internet publication license (互联网出版许可证) issued by the State Administration of Press, Publication, Radio, Film and Television (国家新闻出版广电总局);

e.	an Internet culture business permit (网络文化经营许可证);

f.	permit for security analyses services from the CSRC

g.	permit for transmitting audio-visual programs via information network (信息网络传播视听节目许可证)

h.	consents from any relevant third parties in respect of Futu SZ’s display or use of such third party’s trademark or logos; or

i.	consents, approvals, and licenses required from the SFC in respect of the business conducted by Futu SZ.

3.	Any Liabilities relating to the Other Businesses.

SCHEDULE VIII

AUTHORIZATIONS

1.	In connection with the DS Facilities, a written waiver of Futu Int’l HK’s undertaking that Li Hua’s ownership of shares in Futu Int’l HK (directly or indirectly) will not be less than 60% from DSB;

2.	shareholders’ resolution and board resolution of each Group Company.

EXHIBIT A

EXHIBIT B-1

EXHIBIT B-2

EXHIBIT C